SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 21, 2005
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)
2215 Sanders Road, Suite 400, Northbrook, Illinois 60062
(Address of principal executive offices)   (Zip Code)
Registrant’s telephone number, including area code (847) 753-7500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Grubb & Ellis Realty Advisors, Inc. (“Advisors”), a new blank check company organized by Grubb & Ellis Company (the “Company”) for the purpose of acquiring one or more United States commercial real estate properties and/or assets filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on October 21, 2005. Pursuant to the Registration Statement, Advisors proposes to sell 25,000,000 units in an initial public offering at $6.00 per share raising aggregate gross proceeds of $150,000,000. Advisors expects to offer Deutsche Bank Securities Inc., the representative of the underwriters, a 30-day option to purchase up to 3,750,000 additional units solely to cover over-allotments, if any. Each unit is comprised of one share of common stock and two redeemable warrants, each warrant exercisable to purchase one share of common stock at $5.00 per share.
     If the offering is completed the Company would own approximately 20% of the outstanding common stock of Advisors, assuming no exercise of the underwriter’s over-allotment option.
     The completion of any offering will be subject to a number of conditions, including market conditions. As a result, there can be no assurance as to the terms or size of any offering or that an offering in fact will be completed.
     The offering is to be underwritten on a firm commitment basis by Deutsche Bank Securities Inc. Copies of the preliminary prospectus, when they become available, may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005.
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This filing shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration qualification under the securities laws of any such State.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Mark E. Rose
Mark E. Rose
Chief Executive Officer

Dated: October 25, 2005